Exhibit 12

                          Hospitality Propertues Trust
                      Computation of Ratio to Fixed Charges
                      (in thousands, except ratio amounts)


                                                     For the Period
                                                    February 7, 1995
                                                     (inception) to          For the Year
                                                      December 31,          ended December
                                                          1995                 31, 1996

Income                                                   $11,349               $51,664
Fixed Charges                                              5,063                 5,646
                                                         -------               -------
Adjusted Earnings                                        $16,412               $57,310
                                                         =======               =======

Fixed Charges:
   Interest on indebtedness and amortization of
   deferred finance cost                                  $5,063                $5,646
                                                         -------               -------
Total Fixed Charges                                       $5,063                $5,646
                                                         =======               =======

Ratio of Earnings to Fixed Charges                         3.24x                10.15x
                                                         =======               =======